As filed with the Securities and Exchange Commission on December 28, 2018

Securities Act File No. 333-225635

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒
(Check appropriate box or boxes)

BLACKROCK INDEX FUNDS, INC.

(Exact Name of Registrant as Specified in the Charter)

100 Bellevue Parkway

Wilmington, Delaware 19809

United States of America

(Address of Principal Executive Offices)

Registrant’s Telephone Number: (800) 441-7762

John M. Perlowski

BlackRock Index Funds, Inc.

55 East 52nd Street

New York, New York 10055

United States of America

(Name and Address of Agent for Service)

Copies to:

John A. MacKinnon, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019	Benjamin Archibald, Esq. BlackRock Advisors, LLC 55 East 52nd Street New York, New York 10055

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

Title of securities being registered: Shares of Common Stock, par value $0.0001 per share.

Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because of reliance on Section 24(f) and Rule 24f-2 under the Investment Company Act of 1940.

Quantitative Master Series LLC has also executed this Registration Statement.

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-225635) (the “N-14 Registration Statement”) consists of the following:

1.	Facing Sheet.

2.	Part C Information.

3.	Exhibits.

Parts A and B to the N-14 Registration Statement are unchanged from the Combined Prospectus/Proxy Statement filed on August 15, 2018 pursuant to Rule 497 under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file tax opinions of Dechert LLP, tax counsel for the Registrant, as Exhibits 12(a) and 12(b) to the N-14 Registration Statement. The tax opinions relate to the reorganizations of State Farm Small Cap Index Fund and State Farm International Index Fund, each a series of State Farm Mutual Fund Trust, into iShares Russell 2000 Small-Cap Index Fund and iShares MSCI EAFE International Index Fund, respectively, each a series of BlackRock Index Funds, Inc.

BlackRock Index Funds, Inc.

PART C. OTHER INFORMATION

Item 15. Indemnification.

Reference is made to Article VI of the Registrant’s Articles of Incorporation, Article IV of the Registrant’s By-Laws (the “By-Laws”), Section 9 of the Distribution Agreement and Section 2-418 of the Maryland General Corporation Law.

Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the “Investment Company Act”) may be concerned, Article IV of the Registrant’s By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance is ultimately determined that the standard of conduct has not been met; and (ii) (a) such person shall provide adequate security for his or her undertaking (b) the Registrant is insured against losses arising by reason of any lawful advances, or (c) a majority of quorum of the Registrant’s disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

In Section 9 of the Distribution Agreement relating to the securities being offered hereby, the Registrant agrees to indemnify the Distributor and each person, if any, who controls the Distributor within the meaning of the Securities Act, against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit Number	Description

1(a)	— Articles of Incorporation of Registrant.(1)

1(b)	— Articles of Amendment.(2)

1(c)	— Articles Supplementary.(4)

1(d)	— Articles of Amendment.(4)

1(e)	— Articles of Amendment to Registrant’s Articles of Incorporation Changing Name to BlackRock Index Funds, Inc.(9)

1(f)	— Articles of Amendment to Registrant’s Articles of Incorporation Reclassifying Shares of Authorized Capital Stock.(9)

1(g)	— Articles Supplementary to Registrant’s Articles of Incorporation Reclassifying Shares of Authorized Capital Stock.(16)

1(h)	— Articles Supplementary to Articles of Incorporation.(17)

Exhibit Number	Description

1(i)	— Articles Supplementary to Articles of Incorporation.(18)

1(j)	— Articles of Amendment, dated June 19, 2017.(6)

1(k)	— Articles Supplementary.(21)

2	— Amended and Restated By-Laws of Registrant.(14)

3	— None.

4	— Form of Agreement and Plan of Reorganization is included in Appendix II to the Combined Prospectus/Proxy Statement.

5	— Portions of the Articles of Incorporation and By-Laws of the Registrant defining rights of holder of shares of common stock of the Registrant.(3)

6(a)

—   Form of Investment Management Agreement between Registrant, on behalf of iShares MSCI EAFE International Index Fund (formerly known as BlackRock International Index Fund), and BlackRock Advisors, LLC.(11)

6(b)	— Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Fund Advisors with respect to iShares MSCI EAFE Index Fund.(6)

7	— Form of Unified Distribution Agreement between the Registrant and BlackRock Investments, LLC, formerly known as BlackRock Investments, Inc.(13)

8	— None.

9	— Not Applicable.

10(a)	— Form of Investor A Distribution Plan.(14)

10(b)	— Form of Investor P Distribution Plan.(22)

10(c)	— Amended and Restated Plan pursuant to Rule 18f-3.(24)

11	— Opinion of Miles & Stockbridge P.C. as to the legality of the securities being registered.(23)

12(a)	— Opinion of Dechert LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement, with respect to iShares Russell 2000 Small-Cap Index Fund.*

12(b)	— Opinion of Dechert LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement, with respect to iShares MSCI EAFE International Index Fund.*

13(a)	— Form of Administration Agreement between Registrant and BlackRock Advisors, LLC.(9)

13(b)	— Schedule A, amended April 30, 2015, to the Administration Agreement between Registrant and BlackRock Advisors, LLC.(17)

13(c)	— Form of Transfer Agency and Shareholder Services Agreement between Registrant and BNY Mellon Investment Servicing (US) Inc.(10)

13(d)	— Form of Administrative Services Agreement between Registrant and State Street Bank and Trust Company.(5)

13(e)	— Form of Eighth Amended and Restated Expense Limitation Agreement by and between the Registrant, BlackRock Advisors, LLC, BlackRock Fund Advisors and BlackRock Investments, LLC.(7)

13(f)	— Form of Shareholders’ Administrative Services Agreement between Registrant and BlackRock Advisors, LLC. (f/k/a BlackRock Advisors, Inc.).(12)

13(g)	— Form of Custody Agreement between Registrant, on behalf of iShares MSCI EAFE International Index Fund, and State Street Bank and Trust Company.(19)

13(h)	— Form of Fifth Amended and Restated Credit Agreement among Registrant, on behalf of iShares MSCI EAFE International Index Fund, a syndicate of banks and certain other parties.(8)

13(i)	— Form of Third Amended and Restated Securities Lending Agency Agreement between the Registrant Portfolio and BlackRock Institutional Trust Company, N.A.(15)

14(a)	— Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of State Farm Small Cap Index Fund and State Farm International Index Fund.(23)

14(b)

—   Consent of Deloitte & Touche LLP, independent registered public accounting firm of iShares Russell 2000 Small-Cap Index Fund and iShares MSCI EAFE International Index Fund, each a series of Registrant, BlackRock Advantage Small Cap Core Fund and BlackRock Advantage International Fund, each a series of BlackRock FundsSM and BlackRock Advantage Large Cap Core Fund, a series of BlackRock Large Cap Series Funds,
Inc.(23)

15	— None.

Exhibit Number	Description

16(a)

—   Power of Attorney, dated November 10, 2017, for Susan J. Carter, Collette Chilton, Neil A. Cotty, Rodney D. Johnson, Cynthia A. Montgomery, Joseph P. Platt, Robert C. Robb, Jr., Mark Stalnecker, Kenneth L. Urish, Claire A. Walton, Frederick W. Winter and John M. Perlowski.(20)

16(b)	— Power of Attorney, dated February 22, 2018, for Robert Fairbairn.(20)

17	— None.

*	Filed herewith.
(1)	Filed on October 31, 1996 as an Exhibit to Registrant’s initial Registration Statement on Form N-1A under the Securities Act of 1933, as amended (File No. 333-15265) (the “Registration Statement”).
(2)	Filed on January 31, 1997 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.
(3)

Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and Article IX of the Registrant’s Articles of Incorporation, as amended and supplemented, filed as Exhibit (1) to the Registration Statement, and to Article I, Article II (sections 2, 3 and 4), Article III (section 5), Article IV (sections 1, 2 and 5) and Article V of the Registrant’s Amended and Restated By-Laws filed as Exhibit (2) to the Registration Statement.

(4)	Filed on April 23, 2003 as an Exhibit to Post-Effective Amendment No. 8 to the Registration Statement.
(5)	Incorporated by reference to Exhibit 8(c) to Post-Effective Amendment No. 20 to Merrill Lynch Growth Fund’s Registration Statement on Form N-1A (File Nos. 33-10794), filed on February 16, 2001.
(6)	Filed on April 30, 2018 as an Exhibit to Post-Effective Amendment No. 38 to the Registration Statement.
(7)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 736 to the Registration Statement on Form N-1A of BlackRock FundsSM (File No. 33-26305), filed on September 28, 2017.
(8)	Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of BlackRock Series Fund, Inc. (File No. 2-69062), filed on April 23, 2018.
(9)	Filed on April 27, 2007 as an Exhibit to Post-Effective Amendment No. 13 to the Registration Statement.
(10)	Incorporated by reference to Exhibit 8(a) to Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of BlackRock Series Fund, Inc. (File No. 2-69062), filed on April 18, 2014.
(11)	Filed on August 1, 2016 as an Exhibit to Post-Effective Amendment No. 33 to the Registration Statement.
(12)	Incorporated by reference to Post-Effective Amendment No. 450 to the Registration Statement on Form N-1A of BlackRock FundsSM (File No. 33-26305), filed on April 29, 2015.
(13)

Incorporated by reference to Exhibit 5(a) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of BlackRock Advantage Global Funds. Inc. (f/k/a BlackRock Global Small Cap Fund, Inc.) (File No. 33-53399), filed on October 28, 2008.

(14)	Filed on April 30, 2009 as an Exhibit to Post-Effective Amendment No. 15 to the Registration Statement.
(15)	Incorporated by reference to Exhibit 8(m) of Post-Effective Amendment No. 851 to the Registration Statement on Form N-1A of BlackRock FundsSM (File No. 33-26305), filed on April 27, 2018.
(16)	Filed on March 31, 2011 as an Exhibit to Post-Effective Amendment No. 20 to the Registration Statement.

(17)	Filed on April 30, 2015 as an Exhibit to Post-Effective Amendment No. 29 to the Registration Statement.
(18)	Filed on April 29, 2016 as an Exhibit to Post-Effective Amendment No. 31 to the Registration Statement.
(19)

Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Merrill Lynch Maryland Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust (File No. 33-49873), filed on October 30, 2001.

(20)	Filed on June 14, 2018 as an Exhibit to Registrant’s Registration Statement on Form N-14.
(21)	Filed on July 6, 2018 as an Exhibit to Post-Effective Amendment No. 41 to the Registration Statement.
(22)	Incorporated by reference to an Exhibit of Post-Effective Amendment No. 282 to the Registration Statement on Form N-1A of BlackRock Funds III (File No. 33-54126), filed on July 6, 2018.
(23)	Filed on August 14, 2018 as an Exhibit to Registrant’s Registration Statement on Form N-14.
(24)	Incorporated by reference to Exhibit 14 to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Managed Account Series (File No. 333-124463), filed November 30, 2018.

Item 17. Undertakings.

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on December 28, 2018.

BLACKROCK INDEX FUNDS, INC. (REGISTRANT) ON BEHALF OF ISHARES MSCI EAFE INTERNATIONAL INDEX FUND AND ISHARES RUSSELL 2000 SMALL-CAP INDEX FUND

By:	/S/ JOHN M. PERLOWSKI
(John M. Perlowski,
President and Chief Executive Officer)

As required by the Securities Act of 1933, this Post-Effective Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN M. PERLOWSKI (John M. Perlowski)	Director, President and Chief Executive Officer (Principal Executive Officer)	December 28, 2018

/S/ NEAL J. ANDREWS (Neal J. Andrews)	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2018

SUSAN J. CARTER* (Susan J. Carter)	Director

COLLETTE CHILTON* (Collette Chilton)	Director

NEIL A. COTTY* (Neil A. Cotty)	Director

RODNEY D. JOHNSON* (Rodney D. Johnson)	Director

CYNTHIA A. MONTGOMERY* (Cynthia A. Montgomery)	Director

JOSEPH P. PLATT* (Joseph P. Platt)	Director

ROBERT C. ROBB, JR.* (Robert C. Robb, Jr.)	Director

MARK STALNECKER* (Mark Stalnecker)	Director

KENNETH L. URISH* (Kenneth L. Urish)	Director

Signature	Title	Date

CLAIRE A. WALTON* (Claire A. Walton)	Director

FREDERICK W. WINTER* (Frederick W. Winter)	Director

ROBERT FAIRBAIRN* (Robert Fairbairn)	Director

*BY: /S/ BENJAMIN ARCHIBALD (Benjamin Archibald, Attorney-In-Fact)		December 28, 2018

SIGNATURES

Quantitative Master Series LLC has duly caused this Post-Effective Amendment to the Registration Statement of BlackRock Index Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on December 28, 2018.

QUANTITATIVE MASTER SERIES LLC ON BEHALF OF MASTER SMALL CAP INDEX SERIES

By:	/S/ JOHN M. PERLOWSKI
(John M. Perlowski,
President and Chief Executive Officer)

As required by the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement of BlackRock Index Funds, Inc. has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN M. PERLOWSKI (John M. Perlowski)	Director, President and Chief Executive Officer (Principal Executive Officer)	December 28, 2018

/S/ NEAL J. ANDREWS (Neal J. Andrews)	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2018

SUSAN J. CARTER* (Susan J. Carter)	Director

COLLETTE CHILTON* (Collette Chilton)	Director

NEIL A. COTTY* (Neil A. Cotty)	Director

RODNEY D. JOHNSON* (Rodney D. Johnson)	Director

CYNTHIA A. MONTGOMERY* (Cynthia A. Montgomery)	Director

JOSEPH P. PLATT* (Joseph P. Platt)	Director

ROBERT C. ROBB, JR.* (Robert C. Robb, Jr.)	Director

MARK STALNECKER* (Mark Stalnecker)	Director

KENNETH L. URISH* (Kenneth L. Urish)	Director

CLAIRE A. WALTON* (Claire A. Walton)	Director

Signature	Title	Date

FREDERICK W. WINTER* (Frederick W. Winter)	Director

ROBERT FAIRBAIRN* (Robert Fairbairn)	Director

*BY: /S/ BENJAMIN ARCHIBALD (Benjamin Archibald, Attorney-In-Fact)		December 28, 2018

EXHIBIT INDEX

Exhibit Number	Description

12(a)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement, with respect to iShares Russell 2000 Small-Cap Index Fund.

12(b)	Opinion of Dechert LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Proxy Statement, with respect to iShares MSCI EAFE International Index Fund.